EXECUTION COPY

Distribution and Administrative Services Agreement

This Distribution and Administrative Services Agreement (the “Services Agreement”) is among Virtus Investment Advisers, Inc. (“Virtus”), VP Distributors, Inc. (“VPD”), Phoenix Life Insurance Company, PHL Variable Insurance Company, and Phoenix Life and Annuity Company (each a “Company” and collectively, the “Company”) and 1851 Securities, Inc. (“1851”), effective as of November 5, 2010 (the “Services Agreement”). The Company is a life insurance company (the “Insurer”) and 1851 is a broker-dealer (“Underwriter”) that is affiliated with Insurer and that serves as the principal underwriter for variable annuity and/or variable life insurance contracts issued by Insurer. This Agreement is part of, and contingent upon, the execution of a Transaction Agreement by and among Phoenix Variable Advisors, Inc., Virtus Investment Advisers, Inc. and Phoenix Life Insurance Company dated July 26, 2010 (the “Transaction Agreement”) and shall be effective upon the Closing (as defined in the Transaction Agreement). Virtus and VPD shall be referred to herein collectively as the “Virtus Parties” and the Insurer and the Underwriter shall be referred to herein collectively as the “Phoenix Parties”.

The Insurer, the Underwriter, VPD and Virtus Variable Insurance Trust, formerly The Phoenix Edge Series Fund (along with any successor trust, the “Trust”) have entered into a Fund Participation Agreement, dated November 5, 2010, as amended from time to time (the “Participation Agreement”), pursuant to which the Insurer and 1851, on behalf of certain of the Insurer’s separate accounts (the “Separate Accounts”), purchase shares (“Shares”) of certain Portfolios of the Trust (along with any successor Portfolios, the “Portfolios”) to serve as investment vehicles under certain variable annuity and/or variable life insurance contracts (“Variable Contracts”) offered by the Insurer and 1851, which Portfolios may be one of several investment options available under the Variable Contracts.

The Insurer or the Underwriter solicit applications for the Variable Contracts, or enter into agreements with broker-dealers under which such broker-dealers solicit applications for the sale of the Variable Contracts, which may result in the sale of Shares.

Each of Virtus and VPD recognizes that in the course of soliciting applications for its Variable Contracts and in servicing owners of the Variable Contracts, the Insurer or the Underwriter, and the agents of the Insurer who are registered representatives of the Underwriter or other broker-dealers provide information about the Trust and its Portfolios from time to time, answer questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners’ interests in one or more Portfolios, and that the Insurer provides services related to investments in the Portfolios.

Each of Virtus and VPD desires to promote these efforts of soliciting applications for the Variable Contracts that may result in the sale of Shares, and providing written and oral information and services regarding the Trust to current and prospective Variable Contract owners.

Accordingly, the following represents the collective intention and understanding of the parties under this Services Agreement.

The Insurer agrees that it shall cause the Underwriter to provide distribution services (“Distribution Services”) that may result in the sale of Shares. Such Distribution Services may include, but are not limited to, facilitating the solicitation activities by other broker-dealers; telephone and other communication; the printing and distribution of Portfolio Prospectuses, Statements of Additional Information, and reports for other than existing shareholders; and the preparation, printing, and distribution of sales literature and advertising materials that mention the Portfolios for other than existing shareholders.

The Insurer agrees that it or its affiliates shall provide administrative services (“Administrative Services” and with Distribution Services are collectively, “Services”) to current and prospective owners of Variable Contracts including, but not limited to: teleservicing support in connection with the Portfolios; delivery and responding to inquires related to Portfolio Prospectuses and/or Statements of Additional Information, reports, notices, proxies and proxy statements and other information respecting the Portfolios (but not including services paid for by the Trust such as printing and mailing); facilitation of the tabulation of Variable Contract owners’ votes in the event of a meeting of Trust shareholders; maintenance of Variable Contract records reflecting Shares purchased and redeemed and Share balances, and the conveyance of that information to the Trust, its transfer agent, or Virtus, as may be reasonably requested; provision of support services including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions related to Variable Contract owners’ interests in one or more Portfolios; provision and administration of Variable Contract features for the benefit of Variable Contract owners participating in the Trust including fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; to the extent required by Rule 10b-10 under the Securities and Exchange Act of 1934, preparing and mailing confirmation statements to Variable Contract owners for all purchases and redemptions of Shares of the Portfolios; and provision of other services as may be agreed upon from time to time. The Insurer further agrees that it shall comply with all Federal and state laws, rules and regulations applicable to it by virtue of entering into this Agreement.

In consideration of the Services, Virtus agrees to pay to the Company or a person designated by the Company a service fee at an annual rate equal to rates stated on Attachment A on the average daily value of Shares of the Portfolios held in Separate Accounts. To the extent that there is a Rule 12b-1 Plan currently in effect (a “Plan”) under the 1940 Act, with respect to the Shares of any of the above-referenced Portfolios, a portion of the service fee with respect to such Shares of such Portfolio held in Separate Accounts may be paid under the Plan, as determined by VPD and to the extent permissible under applicable law. The Insurer represents that it accepts the payments hereunder as paymaster for the Underwriter, and agrees that it shall be solely responsible for complying with any regulatory requirements related to its services as a paymaster. For purposes of computing the payment under this paragraph, the average daily value of Shares held in Separate Accounts over a quarterly period shall be computed by totaling such Separate Accounts’ aggregate investment (per Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar quarter, and dividing by the total number of business days during such quarter. The payment under this paragraph shall be calculated by Virtus at the end of each calendar quarter and will be paid within thirty (30) days thereafter. Virtus and/or VPD shall send all payments and statements for Company to the attention of:

Jeanie Gagnon

Second Vice President

Phoenix Life Insurance Company

One American Row

Hartford, CT 06102-5056

This Services Agreement shall remain in full force and effect for an initial term of two years, and shall automatically renew for successive one year periods. This Services Agreement may be terminated (a) by the Virtus Parties upon one-hundred eighty days notice in the event that they believe in good faith that the Portfolios will no longer pay service fees pursuant to the Plan, provided that the termination pursuant to such notice will not be effective until after the initial term of two years and that at the time of the termination the Portfolios, in fact, no longer pay service fees pursuant to the Plan; (b) by the Virtus Parties in the event of a material violation of its terms or a material violation of Federal securities laws by the Phoenix Parties; (b) by the Phoenix Parties in the event of a material violation of its terms or a material violation of Federal securities laws by the Virtus Parties; (c) by mutual consent of the Virtus Parties and the Phoenix Parties; and shall terminate automatically (d) upon redemption of all Shares held in Separate Accounts; (e) upon termination of the Participation Agreement after the initial term of two years; (f) upon assignment of the Participation Agreement by a party to this Services Agreement to any person unaffiliated with the assignor; (g) in the event that Virtus or an affiliate is no longer the investment adviser to the Portfolios; (h) in the event that VPD or an affiliate is no longer the distributor of the Shares; (i) upon termination of the Transaction Agreement; or (j) if required by law.

Nothing in the Services Agreement shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Insurer, the Underwriter, Virtus, VPD, or the Trust previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement or Transaction Agreement.

To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be governed by and construed in accordance with the laws of the state of formation of the Trust (which as of the date hereof, is the Commonwealth of Massachusetts) without giving effect to the principles of conflicts of laws thereof.

Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other party at the following address or such other address as each party may give notice to the other:

If to the Phoenix Parties, c/o:

Jeanie Gagnon

Second Vice President

Phoenix Life Insurance Company

One American Row

Hartford, CT 06102-5056

If to the Virtus Parties, c/o:

Virtus Investment Partners

100 Pearl Street

Hartford, CT 06103

Attention: Counsel

A notice given hereunder shall be deemed given immediately when delivered personally, three (3) calendar days after the date of certified mailing, and one (1) calendar day after the date of mailing for delivery by courier service.

This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

[Signatures page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first set forth in this Agreement.

Virtus Investment Advisers, Inc.

By:	/s/ Francis G. Waltman
Name: Francis G. Waltman
Title: Sr. Vice President

VP Distributors, Inc.

By:	/s/ Michael A. Angerthal
Name: Michael A. Angerthal
Title: Sr. Vice President

Phoenix Life Insurance Company

By:	/s/ Kathleen A. McGah
Name: Kathleen A. McGah
Title: Vice President

PHL Variable Insurance Company

By:	/s/ Kathleen A. McGah
Name: Kathleen A. McGah
Title: Vice President

Phoenix Life and Annuity Company

By:	/s/ Kathleen A. McGah
Name: Kathleen A. McGah
Title: Vice President

1851 Securities, Inc.

By:	/s/ John H. Beers
Name: John H. Beers
Title: Vice President

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